Exhibit 99.2
Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in $000s, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)	(unaudited)

Net revenue	$372,233	$158,979
Cost of revenue	191,843	80,641

Gross profit	180,390	78,338

Gross margin	48%	49%

Operating expenses:
Research and development	30,925	12,009
Selling, general and administrative	134,687	50,990

Total operating expenses	165,612	62,999

Operating income	14,778	15,339
Interest and other income (expense), net	(20,995)	(3,155)
Income tax (benefit) provision	(880)	5,879
Equity earnings of unconsolidated entities, net of tax	1,163	—

Net (loss) income	$(4,174)	$6,305

Net (loss) income per common share:
Basic	$(0.05)	$0.14

Diluted	$(0.05)	$0.14

Weighted average shares — basic	77,244	44,446
Weighted average shares — diluted	77,244	46,198

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in $000s)

	March 31,	December 31,
	2008(1)	2007(1)
	(unaudited)	(unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$402,877	$414,732
Restricted cash	1,869	141,869
Marketable securities	1,995	2,551
Accounts receivable, net	198,549	163,380
Inventories, net	156,291	148,231
Prepaid expenses and other current assets	142,853	82,211

Total current assets	904,434	952,974

PROPERTY, PLANT AND EQUIPMENT, NET	273,039	267,880
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	3,704,123	3,494,174
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	151,839	165,731

Total assets	$5,033,435	$4,880,759

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$21,676	$21,096
Other current liabilities	330,967	257,812

Total current liabilities	352,643	278,908

LONG-TERM LIABILITIES:
Notes payable, net of current portion	1,372,863	1,366,753
Deferred tax liability	363,640	326,128
Other long-term liabilities	332,098	322,303

Total long-term liabilities	2,068,601	2,015,184

TOTAL STOCKHOLDERS’ EQUITY	2,612,191	2,586,667

Total liabilities and stockholders’ equity	$5,033,435	$4,880,759

(1) December 31, 2007 amounts have been adjusted to reflect the correction of certain errors and their related estimated tax effects. The Company will amend its Form 10-K to correct its previously reported results. Amounts presented above related to the estimated tax effects of the corrections may differ from those included in the amended Form 10-K upon finalization of the restatement.